Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

FOR IMMEDIATE RELEASE
	Contacts:	(Analysts) Matthew Stroud	407-245-6458
		(Media) Rich Jeffers	407-245-4189

Darden Restaurants, Inc. Announces New Board Member

ORLANDO, Fla., November 2, 2009 – Darden Restaurants, Inc. (NYSE: DRI) has elected Victoria D. Harker, executive vice president and chief financial officer of The AES Corporation, to its board of directors effective November 2, 2009. AES is a Fortune 500 global power company with generation and distribution businesses.

“Victoria Harker brings a wealth of leadership experience and a diverse perspective to our board of directors,” said Clarence Otis, Darden’s chairman and chief executive officer. “Her expertise in all aspects of financial management and corporate strategy will be tremendous assets to our board and to our company as we continue to grow our industry-leading portfolio of brands.”

Harker, 44, has served as executive vice president and chief financial officer for AES since 2006.

“Darden’s brands are well-known and well-respected throughout the industry. I look forward to working with the board as Darden continues to execute its growth strategy,” said Harker.

Before joining AES, Harker served as the acting chief financial officer and treasurer of MCI from November 2002 through January 2006, and chief financial officer of MCI Group, a unit of World Com Inc., from 1998 to 2002. Prior to that, she held several positions at MCI in the areas of finance, information technology and operations.

About Darden Restaurants

Darden Restaurants, Inc. (NYSE: DRI), the world’s largest full-service restaurant company, owns and operates nearly 1,800 restaurants that generate more than $7 billion in annual sales. Headquartered in Orlando, and employing 180,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands – Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

# # #

Darden Restaurants: General